Homa Bay County Government and AmericaTowne, Holding, Inc.
Procedures for Delivery of Equipment and Payment Pursuant to the Award Letter, 26 June 2018, for: TENDER NO HBCG/MW/80/2018-2022

This Memorandum Serves as a basis for completing the Partnership between Homa Bay County, Kenya, and AmericaTowne, Holdings Inc.

Pursuant to the Award Letter of 26 June 2018 from the Honorable Elizabeth Oyoo (Mrs.), Speaker of Homa Bay County approving the partnership with AmericaTowne, Holdings, Inc., and Homa Bay County Government for TENDER NO HBCG/MW/80/2018-2022 for 1.27 billion Kenya Shillings ($12.6 Million USD) each year for four years to supply energy solar lights. The County Government has the right to increase the Tender when deemed necessary.

The equipment and services will be provided under TENDER NO HBCG/MW/80/2018-2022.

To ensure prompt delivery of required equipment, AmericaTowne, Holdings, Inc., and Homa Bay County Government agree that:

Homa Bay County Government and AmericaTowne, Holdings, Inc., will work closely together to ensure prompt and efficient fulfillment of the partnership and delivery of required equipment.

AmericaTowne, Holdings, Inc. will immediately take action to source the required equipment upon receipt of the required specifications from the Department of Procurement.

By July 6, 2018, AmericaTowne, Holdings, Inc. will present an invoice to the Homa Bay County Government Department of Finance for the total costs of the equipment under the Resolution.

Upon receipt of invoice by AmericaTowne Holdings, Inc., Homa Bay County Government Department of Finance will pay eighty percent (80%) of the total invoice for the tender in US Dollars to AmericaTowne, Holdings, Inc. as designated by AmericaTowne's Chairman & Chief Executive Officer.

Upon receipt of initial funds of eighty percent (80%) of the invoice value, AmericaTowne Holdings, Inc., will within 30 days and or at the most expeditious time deliver the total equipment requested to Homa Bay County.

After delivery of all equipment requested, and upon AmericaTowne, Holding Inc. presenting its final invoice for the Tender to Homa Bay County Government, Homa Bay County Government Department of Finance will pay to AmericaTowne Holdings, Inc. the remaining payments of twenty percent (20%) in US Dollars for each invoice as designated by AmericaTowne' Chief Executive Officer.

AMERICATOWNE HOLDINGS, INC.,
a Nevada corporation

By: Alton Perkins
Its: Chief Executive Officer

Dated: 2/7/2018

COUNTY OF HOMA BAY

By: H.E Cyprian Archelius Awiti
Its: Governor Homa Bay County

Dated: 2/07/2018.

REPUBLIC OF KENYA

COUNTY GOVERNMENT OF HOMA BAY

26th June 2018

THE C.E.O
AMERICATOWNE HOLDINGS I.N.C
4700 HOMEWOOD CT SUITE 100
RALEIGH NC.

Dear Sir,

RE : AWARD LETTER ON TENDER NO HBCG/MW/80/2018-2022

The county government of Homa Bay herein notifies your company of the award tender for the supply of energy solar lights for the all sub counties within the county government for a period of four years commencing this financial year.

The tender amount as stipulated on the financial budget will be Kenya Shillings 1.27Billion annually payable on the 80% down payment and 20% after delivery.

This award letter does not stand as the final contract and your office is hereby advised to respond on the same by a way of drafting the contract that will be signed by his Excellency the Governor and yourself.

The county government of Homa Bay does appreciate your professionalism in doing business with the nearby counties and assures you of more business in future.

Your response on the matter will be highly appreciated.

Yours faithfully,

Hon Elizabeth Oyoo (Mrs.)
Speaker Homabay County Government

Cc : Hon Governor
Director Procurement.